Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.1

Tonix Pharmaceuticals Announces New Board Member, James Treco

NEW YORK, Feb. 19, 2019 (GLOBE NEWSWIRE) — Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company) today announced the appointment of James Treco to its Board of Directors, effective immediately. Mr. Treco assumes the seat held by Charles Mather, who has stepped down from the position of company director that he has held since 2011.

Seth Lederman, M.D., President and Chief Executive Officer of Tonix commented, “We are pleased to welcome Mr. Treco to the Tonix Board. With his deep expertise in corporate strategy and his financial leadership experience, we welcome the valuable insights and guidance James will bring to Tonix.”

“I am delighted to join the board of this innovative company and I look forward to working with the talented team at Tonix at this exciting time in the Company’s growth,” said Mr. Treco.

“It has been my pleasure to have worked with the board and management team of Tonix these past eight years,” said Mr. Mather. “I wish the team all the best as they continue their important work addressing unmet needs and under-served populations.”

Dr. Lederman commented, “We are grateful for Mr. Mather’s long service and multiple contributions. On behalf of the Board and management, I would like to thank Mr. Mather for his many contributions and dedicated service to Tonix. I wish him continued success in his future endeavors.”

Mr. Treco is a Managing Partner at First Chicago Advisors, Inc., a boutique financial advisory firm where he advises executives and boards of directors of a wide range of companies, from global, large-cap companies to emerging companies. During his career he has worked with various biotechnology companies. For the past decade, he has been involved with start-up companies affiliated with Dartmouth Hitchcock Medical Center in Hanover, NH developing intellectual properties, a number of which have been sold and licensed to larger, publicly-traded pharmaceutical companies. Prior to joining First Chicago Advisors, Mr. Treco was an investment banker with Gleacher & Company that previously operated an investment banking business, providing corporate and institutional clients with strategic and financial advisory services. Mr. Treco held various positions of increasing responsibility at Salomon Brothers/Citigroup, where he used his extensive experience in the global capital markets to advise a wide range of clients. Mr. Treco earned a B.A. from Yale University and an M.B.A. from the Stanford University Graduate School of Business.

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering and developing pharmaceutical products to treat serious neuropsychiatric conditions and biological products to improve biodefense through potential medical counter-measures. Tonix is developing Tonmya®*, which is in Phase 3 development and has been granted Breakthrough Therapy designation by the FDA, as a bedtime treatment for PTSD. Tonix is also developing TNX-102 SL as a bedtime treatment for agitation in Alzheimer’s disease under a separate IND to support a Phase 2, potential pivotal, efficacy study and has been designated a Fast Track development program by the FDA for this indication. TNX-601 (tianeptine oxalate) is in the pre-IND application stage, also for the treatment of PTSD but by a unique mechanism and designed for daytime dosing. Phase 1 clinical study of TNX-601 in healthy volunteers will be conducted outside of the U.S. in 2019. Tonix’s lead biologic candidate, TNX-801, is a potential smallpox-preventing vaccine based on a live synthetic version of horsepox virus, currently in the pre-IND application stage.

*Tonmya has been conditionally accepted by the U.S. Food and Drug Administration (FDA) as the proposed trade name for TNX-102 SL (cyclobenzaprine HCl sublingual tablets) for the treatment of PTSD. TNX-102 SL is an investigational new drug and has not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2018, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 980-9159

Scott Stachowiak (media)

Russo Partners

scott.stachowiak@russopartnersllc.com

(646) 942-5630

Peter Vozzo (investors)

Westwicke Partners

peter.vozzo@westwicke.com

(443) 213-0505